FIRST AMENDMENT TO THE
FUND ACCOUNTING SERVICING AGREEMENT

THIS FIRST AMENDMENT dated as of the 6th day of June, 2018, to the Amended and Restated Fund Accounting Servicing Agreement dated as of dated as December 19, 2017 (the “Agreement”), by and between ETF MANAGERS TRUST, a Delaware statutory trust (the “Trust”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add the Rogers AI Global Equity ETF; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced in its entirety with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ETF MANAGERS TRUST	U.S. BANCORP FUND SERVICES, LLC
By: /s/ Samuel Masucci, III	By: /s/ Anita M Zagrodnik
Name: Samuel Masucci, III	Name: Anita M Zagrodnik
Title: President	Title: Senior Vice President

Amended Exhibit A to the Fund Accounting Servicing Agreement

Separate Series of ETF Managers Trust

ETFMG Prime Junior Silver ETF
ETFMG Prime Cyber Security ETF
ETFMG Prime Mobile Payments ETF
ETFMG Alternative Harvest ETF
BlueStar TA-BIGITech Israel Technology ETF
Etho Climate Leadership U.S. ETF
ETFMG Drone Economy Strategy ETF
ETFMG Video Game Tech ETF
Spirited Funds/ETFMG Whiskey & Spirits ETF
AI Powered Equity ETF
Rogers AI Global Equity ETF